Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Ms. Olena Denyavska, Director and President
Raduga Inc.
575 Anton Blvd, Suite 300
Costa Mesa, California 92626

Dear Ms. Denyavska,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Raduga Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated August 29, 2008, as of and for the period ended July 31, 2008. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group, P.C.

Cedar City, Utah,
September 11, 2008.